Exhibit 99.2

FIRST KEYSTONE CORPORATION HOLDS VIRTUAL ANNUAL MEETING –

ANNOUNCES RE-ELECTIONS AND PROMOTIONS

Berwick, Pennsylvania – May 8, 2020 – First Keystone Corporation (OTC PINK: FKYS), the parent company of First Keystone Community Bank, recently held its 2020 Virtual Annual Meeting of Shareholders. It was announced that D. Matthew Bower, Robert A. Bull and Elaine A. Woodland were re-elected as a Class C Directors to serve for a three-year term and until their successors are properly elected and qualified. They will serve on the Board of Directors for First Keystone Corporation, and its subsidiary, First Keystone Community Bank.

First Keystone Community Bank announced the following employee promotions: Steve Kotch, Loan Workout Officer, Tiffany Bienkowski, Credit Analyst II; Rachel Jennings, Post-Closing Document Review Specialist; John Dougherty, Community Office Manager; and Sandy Cole, Community Office Manager were promoted to Assistant Vice President. Connor Welch, Credit Analyst II; Christopher Matthews, Credit Analyst II; Yolanda Francis, Community Office Manager; Nikki Dietterick Covino, Keystone Banker III; and Cindy Laidacker, Human Resources Specialist, were promoted to Officer.

“First Keystone has recognized these employees for their outstanding service to the Bank and its customers,” stated Elaine A. Woodland, President and Chief Executive Officer.

First Keystone Community Bank is an independently owned community bank since 1864 and presently operates branches in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties and a loan production office in Northampton county. First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.”

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.